Exhibit 10.1(h)

DATED	14 November 2005

(1) THE COMPANIES NAMED IN THIS DEED AS CHARGING COMPANIES

- and -

(2) CAPITALSOURCE FINANCE LLC

(as Collateral Agent)

DEBENTURE

CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	COVENANT TO PAY

3.	GRANT OF SECURITY

4.	FIXED SECURITY

5.	FLOATING CHARGE

6.	CONVERSION OF FLOATING CHARGE

7.	CONTINUING SECURITY

8.	LIABILITY OF CHARGING COMPANIES RELATING TO SECURITY ASSETS

9.	ACCOUNTS

10.	REPRESENTATIONS

11.	UNDERTAKINGS BY THE CHARGING COMPANIES

12.	POWER TO REMEDY

13.	WHEN SECURITY BECOMES ENFORCEABLE

14.	ENFORCEMENT OF SECURITY

15.	RECEIVER

16.	POWERS OF RECEIVER

17.	APPLICATION OF PROCEEDS

18.	SET-OFF

19.	DELEGATION

20.	FURTHER ASSURANCES

21.	POWER OF ATTORNEY

22.	PAYMENTS

23.	STAMP DUTY

24.	COSTS AND EXPENSES

25.	CURRENCIES

26.	INDEMNITY

27.	MISCELLANEOUS

28.	NOTICES

29.	ACCESSION

30.	PARTIAL INVALIDITY

31.	RELEASE

32.	COUNTERPARTS

33.	GOVERNING LAW

SCHEDULE 1

Initial Charging Companies

SCHEDULE 2

Details of Security Assets

Part 1 - Property

Part 2 - Charged Securities

Part 3 - Intellectual Property

Trade Marks

Part 4 - Relevant Contracts

Part 5 - Insurances

SCHEDULE 3

Form of notice to and acknowledgement from bank operating Security Accounts

SCHEDULE 4

Form of notice to and acknowledgement by party to Relevant Contract

SCHEDULE 5

Form of notice to and acknowledgement by insurers

SCHEDULE 8

Form of Accession Deed

Part 1 - Property

Part 2 - Charged Securities

Part 3 - Intellectual Property

Part 4 - Relevant Contracts

Part 5 - Insurances

THIS DEBENTURE is made on	2005

BETWEEN

(1)                                 THE COMPANIES NAMED IN THIS DEED AS CHARGING COMPANIES (the “Initial Charging Companies”); and

(2)                                 CAPITALSOURCE FINANCE LLC (as collateral agent for the Lender Parties (as defined below)) (in such capacity, the “Collateral Agent”).

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this Deed:

(a)                                  terms defined in, or construed for the purposes of, the Revolving Facility Agreement (as defined below) have the same meanings when used in this Deed (unless the same are otherwise defined in this Deed); and

(b)           the following terms have the following meanings:

“Accession Deed” means an accession deed substantially in the form set out in schedule 8 (Form of Accession Deed);

“Account Bank” means The Royal Bank of Scotland plc, Corporate Office, Thames Valley Corporate, 4 Abbey Gardens, Abbey Street, Reading RG1 3BA or such other bank with which any Security Account is maintained from time to time;

“Act” means the Law of Property Act 1925;

“Assigned Assets” means the Security Assets expressed to be assigned pursuant to clause 4.2 (Security assignments);

“Charged Investments” means the Charged Securities and all present and future Related Rights accruing to all or any of the Charged Securities;

“Charged Securities” means:

(a)                                  the securities specified in part 2 of schedule 2 (Details of Security Assets); and

(b)                                 all other stocks, shares, debentures, bonds, warrants, coupons, negotiable instruments, certificates of deposit or other securities or “investments” (as defined in part II of schedule II to the Financial Services and Markets Act 2000 as in force at the date of this Deed) now or in future owned (legally or beneficially) by a Charging Company, held by a nominee on its behalf or in which such Charging Company has an interest at any time;

but, for the avoidance of doubt excluding any shareholding in Evolving Systems GmbH, unless and until required to be pledged pursuant to clause 6.7(c) of the Revolving Facility Agreement;

“Charging Companies” means the Initial Charging Companies and any other company which accedes to this Deed pursuant to an Accession Deed;

“Company” means Evolving Systems Holdings Ltd, a company incorporated and registered under the laws of England and Wales with number 5272751 with its registered office at One Angel Square, Torrens Street, London EC1V 1PL;

“Default” has the meaning given to that term in the Revolving Facility Agreement;

“Default Rate” has the meaning given to that term in the Revolving Facility Agreement;

“Delegate” means any delegate, sub-delegate, agent, attorney or co-trustee appointed by the Collateral Agent or by a Receiver;

“Event of Default” has the meaning given to that term in the Revolving Facility Agreement;

“Insurances” means all policies of insurance (and all cover notes) which are at any time held by, or written in favour of, a Charging Company or in which a Charging Company from time to time has an interest (including, without limitation, the policies of insurance (if any) specified in part 5 of schedule 2 (Details of Security Assets));

“Intellectual Property” means all present and future legal and/or equitable interests (including, without limitation, the benefit of all licences in any part of the world) of each Charging Company in, or relating to, registered and unregistered trade marks and service marks, patents, registered designs, utility models, applications for any of the foregoing, trade names, copyrights, design rights, unregistered designs, inventions, confidential information, know-how, registrable business names, database rights, domain names and any other rights of every kind deriving from or through the exploitation of any of the foregoing (including, without limitation, the intellectual property rights (if any) specified in part 3 of schedule 2 (Details of Security Assets));

“Party” means a party to this Deed;

“Permitted Disposal” means a disposal permitted pursuant to clause 7.7 (Transfer of Assets) of the Revolving Facility Agreement;

“Permitted Indebtedness” has the meaning given to that term in the Revolving Facility Agreement;

“Permitted Lien” has the meaning given to that term in the Revolving Facility Agreement;

“Planning Acts” means (a) the Town and Country Planning Act 1990, (b) the Planning (Listed Buildings and Conservation Areas) Act 1990, (c) the Planning (Hazardous Substances) Act 1990, (d) the Planning (Consequential Provisions) Act 1990, (e) the Planning and Compensation Act 1991, (f) any regulations made pursuant to any of the foregoing and (g) any other legislation of a similar nature;

“Property” means all estates and interests in freehold, leasehold and other immovable property (wherever situated) now or in future belonging to any Charging Company, or in which any Charging Company has an interest at any time (including the registered and unregistered land (if any) in England and Wales specified in part 1 of schedule 2 (Details of Security Assets)), together with:

(a)                                  all buildings and fixtures (including trade fixtures) and fixed plant and machinery at any time thereon;

(b)           all easements, rights and agreements in respect thereof;

(c)           all proceeds of sale of that property; and

(d)           the benefit of all covenants given in respect thereof;

“Receivables” means all present and future book debts and other debts, rentals, royalties, fees, VAT and monetary claims and all other amounts at any time recoverable or receivable by, or due or owing to, any Charging Company (whether actual or contingent and whether arising under contract or in any other manner whatsoever) together with:

(a)                                  the benefit of all rights, guarantees, Security Interests and remedies relating to any of the foregoing (including, without limitation, negotiable instruments, indemnities, reservations of property rights, rights of tracing and unpaid vendor’s liens and similar associated rights); and

(b)           all proceeds of any of the foregoing;

“Receiver” means any receiver, receiver and manager or administrative receiver appointed by the Collateral Agent under this Deed;

“Related Rights” means, in relation to any Charged Security:

(a)                                  all dividends, distributions and other income paid or payable on the relevant Charged Security or on any asset referred to in paragraph (b) of this definition;

(b)                                 all rights, monies or property accruing or offered at any time in relation to such Charged Security whether by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

“Relevant Contract” means each agreement, if any, specified in part 4 of schedule 2 (Details of Security Assets) together with each other agreement supplementing or amending or novating or replacing the same;

“Revolving Facility Agreement” means the revolving credit facility agreement dated the same date as this Deed and made between (1) Evolving Systems Holdings Ltd and Evolving Systems Ltd and (2) CapitalSource Finance LLC in its capacities as Agent (including Collateral Agent), Lender and L/C Issuer;

“Secured Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or alone or in any other capacity whatsoever) of any Credit Party to CapitalSource Finance LLC (in its various capacities) and/or the other Lender Parties (or any of them) under or pursuant to the Loan Documents (including all monies covenanted to be paid under this Deed), provided that no obligation or liability shall be included in the definition of “Secured Obligations” to the extent that, if it were so included, this Deed (or any part of it) would constitute unlawful financial assistance within the meaning of sections 151 and 152 of the Companies Act 1985 and provided further that the Secured Obligations shall not include any Obligations (as defined in the Term Loan Agreement) or arising under any of the Loan Documents (as defined in the Term Loan Agreement);

“Security” means the Security Interests created by or pursuant to this Deed;

“Security Account” has the meaning given to that term in clause 11.6(a)(ii);

“Security Assets” means all property and assets from time to time mortgaged, charged or assigned (or expressed to be mortgaged, charged or assigned) by or pursuant to this Deed;

“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security;

“Security Period” means the period beginning on the date of this Deed and ending on the date on which:

(a)                                  all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full; and

(b)                                 no Lender Party has any further commitment, obligation or liability under or pursuant to the Loan Documents.

“Term Loan Agreement” means the term loan facility agreement dated the same date as this Deed and made between (1) Evolving Systems, Inc., Telecom Software Enterprises, LLC and Evolving Systems Holdings, Inc. (2) CapitalSource Finance LLc, in its capacities as Agent (including Collateral Agent) and (3) the Lenders from time to time a party thereto;

1.2                               Interpretation

(a)                                  Unless a contrary indication appears, any reference in this Deed to:

(i)                                     a “Charging Company”, the “Collateral Agent” or any other “Lender Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “this Deed”, the “Revolving Facility Agreement”, any other “Loan Document” or any other agreement or instrument shall be construed as a reference to this Deed, the Revolving Facility Agreement, such other Loan Document or such other agreement or instrument as amended, supplemented, novated and/or replaced in any manner from time to time  (even if any of the same increases the obligations of any Group Company or provides for further advances);

(iii)                               “assets” includes any present and future properties, revenues and rights of every description and includes uncalled capital;

(iv)                              an Event of Default that is “continuing” shall be construed as meaning an Event of Default that has not been waived in writing by the Agent nor remedied to the satisfaction of the Agent;

(v)                                 “including” or “includes” means including or includes without limitation;

(vi)                              “Secured Obligations” includes obligations and liabilities which would be treated as such but for the liquidation or dissolution of or similar event affecting any Group Company;

(vii)                           a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                        the singular includes the plural and vice versa.

(b)                                 References to clauses, paragraphs and schedules are to be construed, unless otherwise stated, as references to clauses, paragraphs and schedules of this Deed and references to this Deed include its schedules.

(c)                                  Clause and schedule headings are for convenience only and shall not affect the construction of this Deed.

(d)                                 Each undertaking of any Charging Company (other than a payment obligation) contained in this Deed must be complied with at all times during the Security Period and is given by such Charging Company for the benefit of the Collateral Agent and each other Lender Party.

(e)                                  The terms of the other Loan Documents and of any side letters between any of the parties thereto in relation to any Loan Document are incorporated in this Deed to the extent required to ensure that any disposition of the Property contained in this Deed is a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(f)                                    If the Collateral Agent or the Agent reasonably considers that an amount paid by any Charging Company to a Lender Party under a Loan Document is capable of being avoided or otherwise set aside on the liquidation or administration of such Charging Company, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(g)                                 The liabilities and obligations of each Charging Company under this Deed shall be joint and several.  Each Charging Company agrees to be bound by this Deed notwithstanding that any other Charging Company which was intended to sign or be bound by this Deed did not so sign or is not bound by this Deed.

(h)                                 The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

(i)                                     If there is any conflict or inconsistency between any provision of this Deed and any provision of the Revolving Facility Agreement, then the Revolving Facility Agreement shall prevail.

1.3                               Trust

All Security Interests and dispositions made or created and all obligations and undertakings contained in this Deed to, in favour of or for the benefit of the Collateral Agent are made,

created and entered into in favour of the Collateral Agent as trustee for the Lender Parties from time to time pursuant to the terms of the Revolving Facility Agreement.

1.4                               Third party rights

A person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

2.                                      COVENANT TO PAY

2.1                               Covenant to pay

(a)                                  Each Charging Company, as principal obligor and not merely as surety, covenants in favour of the Collateral Agent that it will pay and discharge the Secured Obligations from time to time when they fall due and are payable.

(b)                                 Every payment by a Charging Company of a Secured Obligation which is made to or for the benefit of a Lender Party to which that Secured Obligation is due and payable in accordance with the Loan Document under which such sum is payable to that Lender Party shall operate in satisfaction to the same extent of the covenant contained in clause 2.1(a).

2.2                               Default interest

(a)                                  Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the rate and in the manner agreed in the Loan Document under which such amount is payable and, in the absence of such agreement, at the Default Rate from time to time.

(b)                                 Default interest will accrue in accordance with the Revolving Facility Agreement.

3.                                      GRANT OF SECURITY

3.1                               Nature of security

All Security Interests and dispositions created or made by or pursuant to this Deed are created or made:

(a)                                  in favour of the Collateral Agent;

(b)                                 with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994; and

(c)                                  as continuing security for payment of the Secured Obligations.

3.2                               Qualifying floating charge

Paragraph 14 of schedule B1 to the Insolvency Act 1986 applies to any floating charge created by or pursuant to this Deed (and each such floating charge is a qualifying floating charge for the purposes of the Insolvency Act 1986).

4.                                      FIXED SECURITY

4.1                               Fixed charges

Each Charging Company charges and agrees to charge all of its present and future right, title and interest in and to the following assets which are at any time owned by it, or in which it from time to time has an interest:

(a)                                  by way of first legal mortgage:

(i)                                     the Property (if any) specified in part 1 of schedule 2 (Details of Security Assets); and

(ii)                                  all other Property (if any) at the date of this Deed vested in, or charged to, such Charging Company (not charged by clause 4.1(a)(i));

(b)                                 by way of first fixed charge:

(i)                                     all other Property and all interests in Property (not charged by clause 4.1(a)); and

(ii)                                  all licences to enter upon or use land and the benefit of all other agreements relating to land;

(c)                                  by way of first fixed charge all plant and machinery (not charged by clauses 4.1(a) or 4.1(b)) and the benefit of all contracts, licences and warranties relating to the same;

(d)                                 by way of first fixed charge:

(i)                                     all computers, vehicles, office equipment and other equipment (not charged by clause 4.1(c)); and

(ii)                                  the benefit of all contracts, licences and warranties relating to the same,

other than any which are for the time being part of any Charging Company’s stock-in-trade or work-in-progress) but, without prejudice to clause 7.7(a) or (c) of the Revolving Facility Agreement;

(e)                                  by way of:

(i)                                     first fixed charge the Charged Securities referred to in part 2 of schedule 2 (Details of Security Assets);

(ii)                                  first fixed charge all other Charged Securities (not charged by clause 4.1(e)(i)),

in each case, together with (A) all Related Rights from time to time accruing to those Charged Securities and (B) all rights which such Charging Company may have at any time against any clearance or settlement system or any custodian in respect of any Charged Investments;

(f)                                    by way of first fixed charge:

(i)                                     the Security Accounts and all monies at any time standing to the credit of the Security Accounts; and

(ii)                                  all accounts of such Charging Company with any bank, financial institution or other person not charged by clause 4.1(f)(i) and all monies at any time standing to the credit of such accounts, (but excluding any account subject to a Permitted Lien), in each case, together with all interest from time to time accrued or accruing on such monies, any investment made out of such monies or account and all rights to repayment of any of the foregoing;

(g)                                 by way of first fixed charge:

(i)                                     the Intellectual Property (if any) specified in part 3 of schedule 2 (Details of Security Assets); and

(ii)                                  all other Intellectual Property (if any) (not charged by clause 4.1(g)(i));

(h)                                 to the extent that any Assigned Asset is not effectively assigned under clause 4.2 (Security assignments), by way of first fixed charge, such Assigned Asset;

(i)                                     by way of first fixed charge (to the extent not otherwise charged or assigned in this Deed):

(i)                                     the benefit of all licences, consents, agreements and authorisations held or used in connection with the business of such Charging Company or the use of any of its assets; and

(ii)                                  any letter of credit issued in favour of such Charging Company and all bills of exchange and other negotiable instruments held by it,

without prejudice to clauses 7.4(e), 7.7(b) and 7.7(f) of the Revolving Facility Agreement;

(j)                                     by way of first fixed charge all of the goodwill and uncalled capital of such Charging Company.

4.2                               Security assignments

Each Charging Company assigns and agrees to assign absolutely (to the extent the same are assignable and subject to a proviso for reassignment on redemption) all its present and future right, title and interest in and to:

(a)                                  the Relevant Contracts, all rights and remedies in connection with the Relevant Contracts and all proceeds and claims arising therefrom;

(b)                                 the Insurances, all claims under the Insurances and all proceeds of the Insurances; and

(c)                                  the Security Accounts and all monies at any time standing to the credit of the Security Accounts, together with all interest from time to time accrued or accruing on such monies, any investment made out of such monies or account and all rights to repayment of any of the foregoing; and

(d)                                 all other Receivables (not assigned under clauses 4.2(a) or 4.2(b) or 4.2(c)).

To the extent that any Assigned Asset described in clause 4.2(b) is not assignable, the assignment which that clause purports to effect shall operate as an assignment of all present and future rights and claims of such Charging Company to any proceeds of the Insurances.

4.3                               Notice of assignment

Upon an Event of Default, which has occurred and is continuing each Charging Company shall, immediately:

(a)                                  in respect of each Relevant Contract to which it is a party, deliver a duly completed notice of assignment to each other party to that Relevant Contract, and shall use its reasonable endeavours to procure that each such party executes and delivers to the Collateral Agent an acknowledgement, in each case in the respective forms set out in schedule 6 (Form of notice to and acknowledgement by party to Relevant Contract) (or in such other form as the Collateral Agent shall agree); and

(b)                                 in respect of each of its Insurances, deliver a duly completed notice of assignment to each other party to that Insurance, and shall use its reasonable endeavours to procure that each such party executes and delivers to the Collateral Agent an acknowledgement, in each case in the respective forms set out in schedule 7 (Form of notice to and acknowledgement by insurers) (or in such other form as the Collateral Agent shall agree); and

(c)                                  deliver a duly completed notice to the Account Bank and shall use its best endeavours to procure that the Account Bank executes and delivers to the Collateral Agent an acknowledgement, in each case in the respective forms set out in schedule 5 (Form of notice to and acknowledgement from bank operating Security Accounts) (or in such other form as the Collateral Agent shall agree).

4.4                               Assigned Assets

The Collateral Agent is not obliged to take any steps necessary to preserve any Assigned Asset, to enforce any term of a Relevant Contract against any person or to make any enquiries as to the nature or sufficiency of any payment received by it pursuant to this Deed.

5.                                      FLOATING CHARGE

Each Charging Company charges and agrees to charge by way of first floating charge all of its present and future:

(a)                                  assets and undertaking (wherever located) which are not effectively charged by way of first fixed mortgage or charge or assigned pursuant to clause 4.1 (Fixed charges), clause 4.2 (Security assignments) or any other provision of this Deed; and

(b)                                 (whether or not effectively so charged or assigned) heritable property and all other property and assets in Scotland.

6.                                      CONVERSION OF FLOATING CHARGE

6.1                               Conversion of notice

The Collateral Agent may, by written notice to a Charging Company, convert the floating charge created under this Deed into a fixed charge as regards all or any of the assets of such Charging Company specified in the notice if:

(a)                                  an Event of Default has occurred and is continuing; or

(b)                                 the Collateral Agent (acting reasonably) considers any Security Assets (whether or not those specified in the notice) to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

6.2                               Small companies

The floating charge created under this Deed by any Charging Company shall not convert into a fixed charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of such Charging Company.

6.3                               Automatic conversion

The floating charge created under this Deed shall (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge:

(a)                                  in relation to any Security Asset which is subject to a floating charge if:

(i)                                     such Charging Company creates (or attempts or purports to create) any Security Interest (other than a Permitted Lien) on or over the relevant Security Asset without the prior written consent of the Collateral Agent; or

(ii)                                  any third party levies or attempts to levy any distress, execution, attachment or other legal process against any such Security Asset; and

(b)                                 over all Security Assets of a Charging Company which are subject to a floating charge if an administrator is appointed in respect of such Charging Company or the Collateral Agent receives notice of intention to appoint such an administrator.

6.4                               Partial conversion

The giving of a notice by the Collateral Agent pursuant to clause 6.1 (Conversion by notice) in relation to any class of assets of any Charging Company shall not be construed as a waiver or abandonment of the rights of the Collateral Agent to serve similar notices in respect of any other class of assets or of any other right of the Collateral Agent and/or the other Lender Parties.

7.                                      CONTINUING SECURITY

7.1                               Continuing security

The Security is continuing and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part.  This Deed shall remain in full force and effect as a continuing security for the duration of the Security Period.

7.2                               Additional and separate security

This Deed is in addition to, without prejudice to, and shall not merge with, any other right, remedy, guarantee or Security Interest which the Collateral Agent and/or any other Lender Party may at any time hold for any Secured Obligation.

7.3                               Right to enforce

This Deed may be enforced against each or any Charging Company without the Collateral Agent and/or any other Lender Party first having recourse to any other right, remedy, guarantee or Security Interest held by or available to it or any of them.

8.                                      LIABILITY OF CHARGING COMPANIES RELATING TO SECURITY ASSETS

Notwithstanding anything contained in this Deed or implied to the contrary, each Charging Company remains liable to observe and perform all conditions and obligations assumed by it in relation to the Security Assets.  The Collateral Agent is under no obligation to perform or fulfil any such condition or obligation or to make any payment in respect of any such condition or obligation.

9.                                      ACCOUNTS

No monies at any time standing to the credit of any account (of any type and however designated) of any Charging Company with the Collateral Agent and/or the Lender Parties (or any of them) or in which any Charging Company has an interest (and no rights and benefits relating thereto) shall be capable of being assigned to any third party, other than any monies subject to a Permitted Lien.

10.                               REPRESENTATIONS

10.1                        General

Each Charging Company makes the representations and warranties set out in this clause 10  to the Collateral Agent and to each other Lender Party.

10.2                        No Security Interests

Its Security Assets are, or when acquired will be, beneficially owned by such Charging Company free from any Security Interest other than:

(a)                                  as created by this Deed; and

(b)                                 as permitted by the Revolving Facility Agreement.

10.3                        Charged Securities

The Charged Securities are fully paid and the Charged Securities listed in part 2 of schedule 2 (Details of Security Assets) constitute the entire share capital owned by each Charging Company in the relevant company.

10.4                        Property

In relation to the Property, save as disclosed in accordance with clause 6.7(c ) in schedule 6.7(c) of the Revolving Facility Agreement:

(a)                                  part 1 of schedule 3 (Details of Security Assets) identifies all freehold and leasehold Properties which are beneficially owned by each Charging Company at the date of this Deed;

(b)                                 except as disclosed in writing, to the Lender Parties, (where relevant):

(i)                                     there is no breach of the Planning Acts or any other law or regulation which may materially affect the value or marketability of the Property;

(ii)                                  there is no covenant, agreement, stipulation, reservation, condition, interest, right or other matter affecting a Charging Company’s ownership or ability to occupy (in a material respect) any Property;

(iii)                               there is no unregistered interest which overrides (A) first registration or (B) registered dispositions affecting the Property, and there is no person in adverse possession of the Property;

(iv)                              no person has a right to terminate the use of a facility necessary for the enjoyment and use of the Property;

(v)                                 no Charging Company is aware of any adverse claim in respect of the ownership of, or any interest in, the Property;

(vi)                              the Property is free from any other tenancies or licences; and

(vii)                           the Property is in good and substantial repair.

10.5                        Time when representations made

(a)                                  All the representations and warranties in this clause 10 are made by each Charging Company on the date of this Deed and (except for those in clause 10.4(a)) are also deemed to be made by each Charging Company:

(i)                                     on the date of each Borrowing Certificate and on each Advance under the Revolving Facility Agreement; and

(ii)                                  (in the case of a company that accedes to the terms of this Deed pursuant to an Accession Deed) on the day on which it becomes a Charging Company.

(b)                                 Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

11.                               UNDERTAKINGS BY THE CHARGING COMPANIES

11.1                        Restrictions on dealing

No Charging Company shall do or agree to do any of the following without the prior written consent of the Collateral Agent:

(a)                                  create or permit to subsist any Security Interest on any Security Asset except a Permitted Lien;

(b)                                 sell, transfer, lease, lend or otherwise dispose of (whether by a single transaction or a number of transactions and whether related or not) the whole or any part of its interest in any Security Asset except for a Permitted Disposal or as in accordance with the Loan Documents.

11.2                        Security Assets generally

Each Charging Company shall:

(a)                                  permit the Collateral Agent (or its designated representatives), on reasonable written notice:

(i)                                     (and upon reasonable request), access during normal office hours to the accounting records of such Charging Company and to any documents and records relating to the Security Assets; and

(ii)                                  to inspect, take extracts from, and make photocopies of, the same,

and to provide (at the expense of such Charging Company), such clerical and other assistance which the Collateral Agent may reasonably require to do this;

(b)                                 notify the Collateral Agent within 14 days of receipt of every material notice, order, application, requirement or proposal given or made in relation to the Security Assets by any competent authority, and (if required by the Collateral Agent) immediately provide it with a copy of the same and either (A) comply with such notice, order, application, requirement or proposal or (B) make such objections to the same as the Collateral Agent may require or approve in its Permitted Discretion;

(c)                                  comply in all material respects with all obligations in relation to the Security Assets under any present or future law, regulation, order or instrument or under any bye-laws, regulations or requirements of any competent authority or other approvals, licences or consents, except where failure to comply would not reasonably be expected to result in, either individually or in aggregate, a Material Adverse Effect;

(d)                                 comply with all material covenants and obligations affecting the Security Assets (or their manner of use), except where failure to comply would not reasonably be expected to result in, either individually or in aggregate, a Material Adverse Effect;

(e)                                  not, except with the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld or delayed), enter into any onerous or restrictive obligation affecting any Security Asset save as permitted in the Revolving Facility Agreement;

(f)                                    unless the Collateral Agent otherwise confirms in writing and without prejudice to clause 11.7(a), deposit with the Collateral Agent all title deeds and documents of title relating to the Security Assets (each of which the Collateral Agent may hold throughout the Security Period);

(g)                                 provide the Collateral Agent with all information which it may reasonably request in relation to the Security Assets;

(h)                                 not do, cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice any material portion of the Security Assets (or make any omission which has such an effect).

11.3                        Property matters

(a)                                  Each Charging Company shall:

(i)                                     maintain all buildings and erections forming part of the Security Assets in a good state of repair;

(ii)                                  maintain all plant, machinery, fixtures, fittings and other effects for the time being owned by it in a good state of repair and good working order and condition and shall, immediately on request by the Collateral Agent, affix to any such item (in a prominent position) a durable notice of this Deed (in any form required by the Collateral Agent); and

(iii)                               not sever, unfix or remove any of such plant, machinery, fixtures, fittings or other effects except for the purposes of effecting any necessary repairs or of replacing the same with new or improved models.

(b)                                 No Charging Company shall, except with the prior written consent of the Collateral Agent or as expressly permitted under the Revolving Facility Agreement, confer on any person:

(i)                                     any lease or tenancy of any of the Property or accept a surrender of any lease or tenancy (whether independently or under any statutory power);

(ii)                                  any right or licence to occupy any land or buildings forming part of the Property; or

(iii)                               any licence to assign or sublet any part of the Property.

(c)                                  No Charging Company shall carry out any development within the meaning of the Planning Acts in or upon any part of the Property without first obtaining such permissions as may be required under or by virtue of the Planning Acts and, in the case of development involving a substantial change in the structure of, or a change of use of, any part of the Property, without first obtaining the written consent of the Collateral Agent.

(d)                                 No Charging Company shall do, or permit to be done, anything as a result of which any lease may be liable to forfeiture or otherwise be determined other than in accordance with clause 7.7(c) of the Revolving Facility Agreement.

(e)                                  Each Charging Company shall permit the Collateral Agent and any person nominated by it at all reasonable times with reasonable notice to enter any part of the Property and view the state of it.

(f)                                    Each Charging Company shall grant the Collateral Agent on request all reasonable facilities within the power of such Charging Company to enable the Collateral Agent (or its lawyers) to carry out investigations of title to the Property and to make all enquiries in relation to any part of the Property which a prudent mortgagee might carry out.  Those investigations shall be carried out at the expense of such Charging Company.

(g)                                 Each Charging Company shall, in respect of any freehold or leasehold Property which is acquired by it after the date of this Deed, the title of which is registered at the Land Registry or the title to which is required to be so registered, give the Land Registry written notice of this Deed and procure that notice of this Deed is clearly noted in the Register to each such title.

11.4                        Insurance

Each Charging Company shall at all times comply with its obligations as to insurance contained in the Revolving Facility Agreement (and, in particular, clause 6.4 of the Revolving Facility Agreement).

11.5                        Intellectual Property

Each Charging Company will at all times comply with its obligations as to Intellectual Property contained in the Revolving Facility Agreement (and in particular, clause 5.11 and 6.2(f) of the Revolving Facility Agreement).

11.6                        Dealings with and realisation of Receivables and operation of Security Accounts

(a)                                  Each Charging Company shall:

(i)                                     without prejudice to clause 11.1 (Restrictions on dealing) (but in addition to the restrictions in that clause), not, without the prior written consent of the Collateral Agent, sell, assign, charge, factor or discount or in any other manner deal with any Receivable (save as permitted in the Loan Documents);

(ii)                                  collect all Receivables promptly in the ordinary course of trading as agent for the Collateral Agent (save as permitted in the Loan Documents) and immediately upon receipt pay all monies which it receives in respect of the Receivables into:

(A)                              such specially designated account(s) with the Account Bank as the Collateral Agent may from time to time direct; or

(B)                                such other account(s) with such other bank as the Collateral Agent may from time to time direct,

(each such account together with all additions to or renewals or replacements thereof (in whatever currency) being a “Security Account”) and pending such payment, hold all monies so received upon trust for the Collateral Agent; and

(iii)                               where any Security Account is not maintained with the Collateral Agent, deliver to the relevant Account Bank a duly completed notice and procure that such Account Bank executes and delivers to the Collateral Agent an acknowledgement, in each case in the respective forms set out in schedule 5 (Form of notice to and acknowledgement from bank operating Security Accounts).

(b)                                 The initial Account Bank is The Royal Bank of Scotland plc unless the Collateral Agent specifies otherwise.

(c)                                  Provided that unless and until the Collateral Agent has taken enforcement action in accordance with the first sentence of clause 9.1(a) of the Revolving Facility Agreement (“Enforcement Action”), each Charging Company shall be entitled to withdraw (or direct any transfer of) all or any part of the monies in any Security Account without the prior written consent of the Collateral Agent, but following the occurrence of an Enforcement Action, the Collateral Agent shall be entitled (in its absolute discretion) to refuse to permit any such withdrawal or transfer.

(d)                                 Following the occurrence of an Enforcement Action, each Charging Company shall deal with the Receivables (both collected and uncollected) and the Security Accounts in accordance with any directions given in writing from time to time by the Collateral Agent and, in default of and subject to such directions, in accordance with this Deed.

(e)                                  Each Charging Company shall deliver to the Collateral Agent such information as to the amount and nature of its Receivables as the Collateral Agent may from time to time reasonably require (taking into account the requirements of the Loan Documents).

11.7                        Charged Investments

(a)                                  Each Charging Company shall following the occurrence of an Event of Default, which is continuing:

(i)                                     promptly give notice to any custodian of any agreement with such Charging Company in respect of any Charged Investment in a form the Collateral Agent may require; and

(ii)                                  use its reasonable endeavours to ensure that the custodian acknowledges that notice in a form the Collateral Agent may require.

(b)                                 Each Charging Company shall promptly pay all calls or other payments which may become due in respect of its Charged Investments.

11.8                        Rights in respect of Charged Investments

(a)                                  Until an Event of Default occurs and is continuing, each Charging Company shall be entitled to:

(i)                                     receive and retain all dividends, distributions and other monies paid on or derived from its Charged Securities; and

(ii)                                  exercise all voting and other rights and powers attaching to its Charged Securities, provided that it must not do so in a manner which (A) has the effect of changing the terms of such Charged Securities (or any class of them) or of any Related Rights or (B) which is prejudicial to the interests of the Collateral Agent and/or the other Lender Parties.

(b)                                 At any time following the occurrence of an Event of Default which is continuing and which has led to an acceleration of the Revolving Facility, the Collateral Agent may complete the instrument(s) of transfer for all or any Charged Securities on behalf of any Charging Company in favour of itself or such other person as it may select.

(c)                                  At any time when any Charged Security is registered in the name of the Collateral Agent or its nominee, the Collateral Agent shall be under no duty to:

(i)                                     ensure that any dividends, distributions or other monies payable in respect of such Charged Security are duly and promptly paid or received by it or its nominee; or

(ii)                                  verify that the correct amounts are paid or received; or

(iii)                               take any action in connection with the taking up of any (or any offer of any) Related Rights in respect of or in substitution for any such Charged Security.

11.9                        Relevant Contracts

(a)                                  No Charging Company shall, except with the prior written consent of the Collateral Agent, in its Permitted Discretion, amend, supplement or waive or otherwise modify any term of any Relevant Contract, terminate any Relevant Contract or release any other party from its material obligations under any Relevant Contract.

(b)                                 Each Charging Company shall duly perform its material obligations under each Relevant Contract, shall notify the Collateral Agent of any material default by it or any other party under any Relevant Contract and shall not take any action which will reduce or impede recoveries in respect of any Assigned Asset save as permitted in the Revolving Facility Agreement.

(c)                                  Each Charging Company shall provide to the Collateral Agent as soon as practicable upon receipt copies of all notices and material written information received by it from any other party to any Relevant Contract.

12.                               POWER TO REMEDY

12.1                        Power to remedy

If at any time a Charging Company does not comply with any of its obligations under this Deed, the Collateral Agent (without prejudice to any other rights arising as a consequence of such non-compliance) shall be entitled (but not bound) to rectify that default.  The relevant Charging Company irrevocably authorises the Collateral Agent and its employees and agents by way of security to do all things (including entering the property of such Charging Company) which are necessary or desirable to rectify that default.

12.2                        Mortgagee in possession

The exercise of the powers of the Collateral Agent under this clause 12 shall not render it or any other Lender Party liable as a mortgagee in possession.

12.3                        Monies expended

The relevant Charging Company shall pay to the Collateral Agent on demand any monies which are expended by the Collateral Agent in exercising its powers under this clause 12, together with interest at the Default Rate from the date on which those monies were expended by the Collateral Agent (both before and after judgment) and otherwise in accordance with clause 2.2 (Default interest).

13.                               WHEN SECURITY BECOMES ENFORCEABLE

13.1                        When enforceable

This Security shall become immediately enforceable upon the occurrence of an Event of Default and shall remain so for so long as such Event of Default is continuing.

13.2                        Statutory powers

The power of sale and other powers conferred by section 101 of the Act (as amended or extended by this Deed) shall be immediately exercisable upon and at any time after the occurrence of any Event of Default and for so long as such Event of Default is continuing.

13.3                        Enforcement

After this Security has become enforceable, the Collateral Agent may in its absolute discretion enforce all or any part of the Security in such manner as it sees fit.

14.                               ENFORCEMENT OF SECURITY

14.1                        General

For the purposes of all powers implied by statute, the Secured Obligations are deemed to have become due and payable on the date of this Deed. Sections 93 and 103 of the Act shall not apply to the Security.  The statutory powers of leasing conferred on the Collateral Agent are extended so as to authorise the Collateral Agent to lease, make agreements for leases, accept surrenders of leases and grant options as the Collateral Agent may think fit and without the need to comply with section 99 or 100 of the Act.

14.2                        Powers of Collateral Agent

(a)                                  At any time after the Security becomes enforceable, the Collateral Agent may without further notice (unless required by law):

(i)                                     (or if so requested by any Charging Company by written notice at any time may) appoint any person or persons to be a receiver, receiver and manager or administrative receiver of all or any part of the Security Assets and/or of the income of the Security Assets; and/or

(ii)                                  appoint or apply for the appointment of any person who is appropriately qualified as administrator of a Charging Company; and/or

(iii)                               exercise all or any of the powers conferred on mortgagees by the Act (as amended or extended by this Deed) and/or all or any of the powers which are conferred by this Deed on a Receiver, in each case without first appointing a Receiver or notwithstanding the appointment of any Receiver; and/or

(iv)                              exercise (in the name of any Charging Company and without any further consent or authority of such Charging Company) any voting rights and any powers or rights which may be exercised by the person(s) in whose name the Charged Investments are registered, or who is the holder of any of them.

(b)                                 The Collateral Agent is not entitled to appoint a Receiver in respect of any Security Assets of any Charging Company which are subject to a charge which (as created) was a floating charge solely by reason of a moratorium being obtained under the Insolvency Act 2000 (or anything done with a view to obtaining such a moratorium) in respect of such Charging Company.

14.3                        Redemption of prior mortgages

At any time after the Security has become enforceable, the Collateral Agent may:

(a)                                  redeem any prior Security Interest against any Security Asset; and/or

(b)                                 procure the transfer of that Security Interest to itself; and/or

(c)                                  settle and pass the accounts of the holder of any prior Security Interest and any accounts so settled and passed shall be conclusive and binding on each Charging Company.

All principal, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the relevant Charging Company to the Collateral Agent on demand.

14.4                        Privileges

Each Receiver and the Collateral Agent is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that section 103 of the Act does not apply.

14.5                        No liability

(a)                                  Neither the Collateral Agent, any other Lender Party nor any Receiver shall be liable (A) in respect of all or any part of the Security Assets or (B) for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, its or his respective powers (unless such loss or damage is caused by its or his gross negligence or wilful misconduct).

(b)                                 Without prejudice to the generality of clause 14.5(a), neither the Collateral Agent, any other Lender Party nor any Receiver shall be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

14.6                        Protection of third parties

No person (including a purchaser) dealing with the Collateral Agent or any Receiver or Delegate will be concerned to enquire:

(a)                                  whether the Secured Obligations have become payable; or

(b)                                 whether any power which the Collateral Agent or the Receiver is purporting to exercise has become exercisable; or

(c)                                  whether any money remains due under any Loan Document; or

(d)                                 how any money paid to the Collateral Agent or to the Receiver is to be applied.

15.                               RECEIVER

15.1                        Removal and replacement

The Collateral Agent may from time to time remove any Receiver appointed by it (subject, in the case of an administrative receivership, to section 45 of the Insolvency Act 1986) and, whenever it may deem appropriate, may appoint a new Receiver in the place of any Receiver whose appointment has terminated.

15.2                        Multiple Receivers

If at any time there is more than one Receiver of all or any part of the Security Assets and/or the income of the Security Assets, each Receiver shall have power to act individually (unless otherwise stated in the appointment document).

15.3                        Remuneration

Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Collateral Agent (or, failing such agreement, to be fixed by the Collateral Agent).

15.4                        Payment by Receiver

Only monies actually paid by a Receiver to the Collateral Agent in relation to the Secured Obligations shall be capable of being applied by the Collateral Agent in discharge of the Secured Obligations.

15.5                        Agent of Charging Companies

Any Receiver shall be the agent of the Charging Company in respect of which it is appointed.  Such Charging Company shall (subject to the Companies Act 1985 and the Insolvency Act 1986) be solely responsible for his acts and defaults and for the payment of his remuneration.  No Lender Party shall incur any liability (either to such Charging Company or to any other person) by reason of the appointment of a Receiver or for any other reason.

16.                               POWERS OF RECEIVER

16.1                        General powers

Any Receiver shall have:

(a)                                  all the powers which are conferred by the Act on mortgagees in possession and receivers appointed under the Act;

(b)                                 (whether or not he is an administrative receiver) all the powers which are listed in schedule 1 of the Insolvency Act 1986; and

(c)                                  all powers which are conferred by any other law conferring power on receivers.

16.2                        Additional powers

In addition to the powers referred to in clause 16.2 (General powers), a Receiver shall have the following powers:

(a)                                  to take possession of, collect and get in all or any part of the Security Assets and/or income in respect of which he was appointed;

(b)                                 to manage the Security Assets and the business of any Charging Company as he thinks fit;

(c)                                  to redeem any security and to borrow or raise any money and secure the payment of any money in priority to the Secured Obligations for the purpose of the exercise of his powers and/or defraying any costs or liabilities incurred by him in such exercise;

(d)                                 to sell or concur in selling, leasing or otherwise disposing of all or any part of the Security Assets in respect of which he was appointed without the need to observe the restrictions imposed by section 103 of the Act.  Fixtures may be severed and sold separately from the Property containing them, without the consent of any Charging Company. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration (and the amount of such consideration may be dependent upon profit or turnover or be determined by a third party).  Any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit;

(e)                                  to alter, improve, develop, complete, construct, modify, refurbish or repair any building or land and to complete or undertake or concur in the completion or undertaking (with or without modification) of any project in which any Charging Company was concerned or interested before his appointment (being a project for the alteration, improvement, development, completion, construction, modification, refurbishment or repair of any building or land);

(f)                                    to carry out any sale, lease or other disposal of all or any part of the Security Assets by conveying, transferring, assigning or leasing the same in the name of the relevant Charging Company and, for that purpose, to enter into covenants and other contractual obligations in the name of, and so as to bind, such Charging Company;

(g)                                 to take any such proceedings (in the name of any of the relevant Charging Companies or otherwise) as he shall think fit in respect of the Security Assets and/or income in respect of which he was appointed (including proceedings for recovery of rent or other monies in arrears at the date of his appointment);

(h)                                 to enter into or make any such agreement, arrangement or compromise as he shall think fit;

(i)                                     to insure, and to renew any insurances in respect of, the Security Assets as he shall think fit (or as the Collateral Agent shall direct);

(j)                                     to appoint and employ such managers, officers and workmen and engage such professional advisers as he shall think fit (including, without prejudice to the generality of the foregoing power, to employ his partners and firm);

(k)                                  to form one or more Subsidiaries of any Charging Company, and to transfer to any such Subsidiary all or any part of the Security Assets;

(l)                                     to operate any rent review clause in respect of any Property in respect of which he was appointed (or any part thereof) and to apply for any new or extended lease; and

(m)                                to:

(i)                                     give valid receipts for all monies and to do all such other things as may seem to him to be incidental or conducive to any other power vested in him or necessary or desirable for the realisation of any Security Asset;

(ii)                                  exercise in relation to each Security Asset all such powers and rights as he would be capable of exercising if he were the absolute beneficial owner of the Security Assets; and

(iii)                               use the name of any Charging Company for any of the above purposes.

17.                               APPLICATION OF PROCEEDS

17.1                        Application

All monies received by the Collateral Agent or any Receiver after the Security has become enforceable shall (subject to the rights and claims of any person having a security ranking in priority to the Security) be applied in the following order:

(a)                                  first, in satisfaction of, or provision for, all costs, charges and expenses incurred, and payments made by the Collateral Agent, any other Lender Party or any Receiver and of all remuneration due to the Receiver in connection with this Deed or the Security Assets;

(b)                                 secondly, in or towards the satisfaction of the remaining Secured Obligations; and

(c)                                  thirdly, in payment of any surplus to any Charging Company or other person entitled to it.

17.2                        Contingencies

If the Security is enforced at a time when no amounts are due under the Loan Documents (but at a time when amounts may become so due), the Collateral Agent or a Receiver may pay the proceeds of any recoveries effected by it into a blocked suspense account.

18.                               SET-OFF

18.1                        Set-off

(a)                                  The Collateral Agent and each other Lender Party may (but shall not be obliged to) set off any obligation which is due and payable by any Charging Company and unpaid (whether under the Loan Documents or which has been assigned to the Collateral Agent or such other Lender Party by any other Charging Company) against any obligation (whether or not matured) owed by the Collateral Agent or such other Lender Party to such Charging Company, regardless of the place of payment, booking branch or currency of either obligation.

(b)                                 If the obligations are in different currencies, the Collateral Agent or such other Lender Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(c)                                  If either obligation is unliquidated or unascertained, the Collateral Agent or such other Lender Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

18.2                        Time deposits

Without prejudice to clause 18.1 (Set-off), if any time deposit matures on any account which any Charging Company has with the Collateral Agent or any other Lender Party at a time within the Security Period when:

(a)                                  this Security has become enforceable; and

(b)                                 no Secured Obligation is due and payable (but amounts may become so due),

such time deposit shall automatically be renewed for such further maturity as the Collateral Agent or such other Lender Party in its absolute discretion considers appropriate unless the Collateral Agent or such other Lender Party otherwise agrees in writing.

19.                               DELEGATION

Each of the Collateral Agent and any Receiver may delegate, by power of attorney (or in any other manner) to any person, any right, power or discretion exercisable by it under this Deed upon any terms (including power to sub-delegate) which it may think fit.  Neither the Collateral Agent nor any Receiver shall be in any way liable or responsible to any Charging Company for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

20.                               FURTHER ASSURANCES

20.1                        Further action

Each Charging Company shall, at its own expense, promptly take whatever action the Collateral Agent or a Receiver may require for:

(a)                                  creating, perfecting or protecting the Security Interests intended to be created by this Deed; and

(b)                                 facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable by the Collateral Agent or any Receiver or Delegate in respect of any Security Asset, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Collateral Agent or to its nominees, the giving of any notice, order or direction and the making of any registration which in any such case the Collateral Agent may think expedient.

20.2                        Specific security

Without prejudice to the generality of clause 20.1 (Further action), each Charging Company shall forthwith at the request of the Collateral Agent execute a legal mortgage, charge, assignment, assignation or other security over any Security Asset which is subject to or intended to be subject to any fixed security created by this Deed in favour of the Collateral Agent (including any arising or intended to arise pursuant to clause 6 (Conversion of floating charge)) in such form as the Collateral Agent may reasonably require.

21.                               POWER OF ATTORNEY

21.1                           Each Charging Company, by way of security, irrevocably and severally appoints the Collateral Agent, each Receiver and any Delegates to be its attorney to take any action which such Charging Company is obliged to take under this Deed, including under clause 20 (Further assurances).  Each Charging Company ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this clause.

21.2                           Each of the Collateral Agent, Receiver and any Delegate agrees that the power of attorney provided under this clause 21 (Power of Attorney) shall only be relied upon and exercised by such Party upon the occurrence of an Event of Default which is continuing.

22.                               PAYMENTS

22.1                        Payments

Subject to clause 22.2 (Gross-up), all payments to be made by a Charging Company in respect of this Deed shall be made:

(a)                                  in immediately available funds to the credit of such account as the Collateral Agent may designate; and

(b)                                 without (and free and clear of, and without any deduction for or on account of):

(i)                                     any set-off or counterclaim; or

(ii)                                  except to the extent compelled by law, any deduction or withholding for or on account of Tax.

22.2                        Gross-up

If any Charging Company is compelled by law to make any deduction or withholding from any sum payable under this Deed to the Collateral Agent or to any other Lender Party, the sum so payable by such Charging Company shall be increased so as to result in the receipt by the Collateral Agent or such other Lender Party of a net amount equal to the full amount expressed to be payable under this Deed.

23.                               STAMP DUTY

Each Charging Company shall:

(a)                                  pay all present and future stamp, registration and similar Taxes or charges which may be payable, or determined to be payable, in connection with the execution, delivery, performance or enforcement of this Deed or any judgment given in connection therewith; and

(b)                                 indemnify the Collateral Agent, each other Lender Party and any Receiver on demand against any and all costs, losses or liabilities (including, without limitation, penalties) with respect to, or resulting from, its delay or omission to pay any such stamp, registration and similar Taxes or charges.

24.                               COSTS AND EXPENSES

24.1                        Transaction and amendment expenses

Each Charging Company shall promptly on demand pay to the Collateral Agent and each other Lender Party the amount of all reasonable costs, charges and expenses (including, without limitation, reasonable legal fees, valuation, accountancy and consultancy fees (and any VAT or similar Tax thereon)) incurred by the Collateral Agent or any other Lender Party in connection with:

(a)                                  the negotiation, preparation, printing, execution, registration, perfection and completion of this Deed, the Security or any document referred to in this Deed; or

(b)                                 any actual or proposed amendment or extension of, or any waiver or consent under, this Deed.

24.2                        Enforcement and preservation costs

Each Charging Company shall promptly on demand pay to the Collateral Agent, each other Lender Party and any Receiver the amount of all costs, charges and expenses (including (without limitation) legal fees (and any VAT or similar Tax thereon)) incurred by any of them in connection with the enforcement, exercise or preservation (or the attempted enforcement, exercise or preservation) of any of their respective rights under this Deed or any document referred to in this Deed or the Security (including all remuneration of the Receiver).

24.3                        Default interest

Any amount demanded under clauses 24.1 (Transaction and amendment expenses) or 24.2 (Enforcement and preservation costs) shall bear interest at the Default Rate (both before and after judgment) from the day on which those costs, charges or expenses were paid, incurred or charged by the relevant person and otherwise in accordance with clause 2.2 (Default interest).

25.                               CURRENCIES

25.1                        Conversion

All monies received or held by the Collateral Agent or any Receiver under this Deed may be converted from their existing currency into such other currency as the Collateral Agent or the

Receiver considers necessary or desirable to cover the obligations and liabilities comprised in the Secured Obligations in that other currency at a market rate of exchange in its usual course of business for the purpose of the conversion.  Each Charging Company shall indemnify the Collateral Agent against all costs, charges and expenses incurred in relation to such conversion. Neither the Collateral Agent nor any Receiver shall have any liability to any Charging Company in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

25.2                        Currency indemnity

No payment to the Collateral Agent (whether under any judgment or court order or in the liquidation, administration or dissolution of any Charging Company or otherwise) shall discharge the obligation or liability of any Charging Company in respect of which it was made, unless and until the Collateral Agent shall have received payment in full in the currency in which the obligation or liability was incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such obligation or liability expressed in that currency, the Collateral Agent shall have a further separate cause of action against any Charging Company and shall be entitled to enforce the Security to recover the amount of the shortfall.

26.                               INDEMNITY

Each Charging Company shall indemnify the Collateral Agent, each other Lender Party, any Receiver and any Delegate and the Collateral Agent’s officers and employees (each an “Indemnified Party”) on demand against any cost, loss, liability or expense (however arising) incurred by any Indemnified Party as a result of or in connection with:

(a)                                  anything done or omitted in the exercise or purported exercise of the powers contained in this Deed;

(b)                                 the Security Assets or the use or occupation of them by any person; or

(c)                                  any breach by any Charging Company of any of its obligations under this Deed,

save where such cost, loss, liability or expense arises as a result of the gross negligence or wilful default of the Collateral Agent, Lender Party or Receiver or Delegate.

27.                               MISCELLANEOUS

27.1                        Appropriation and suspense account

(a)                                  The Collateral Agent may apply all payments received in respect of the Secured Obligations in reduction of any part of the Secured Obligations in accordance with the Revolving Facility Agreement.  Any such appropriation shall override any appropriation by any Charging Company.

(b)                                 All monies received, recovered or realised by the Collateral Agent under, or in connection with, this Deed may at the discretion of the Collateral Agent be credited to a separate interest bearing suspense account for so long as the Collateral Agent determines (with interest accruing thereon at such rate, if any, as the Collateral Agent may determine for the account of the relevant Charging Company) without the Collateral Agent having any obligation to apply such monies and interest or any part thereof in or towards the discharge of any of the Secured Obligations.

27.2                        New accounts

If the Collateral Agent or any other Lender Party receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent Security Interest (other than a Permitted Lien) affecting any Security Asset and/or the proceeds of sale of any Security Asset or the Guarantee ceases to continue in force, it may open a new account or accounts for any Charging Company.  If it does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received such notice.  As from that time all payments made to the Collateral Agent or such other Lender Party will be credited or be treated as having been credited to the new account and will not operate to reduce any amount of the Secured Obligations.

27.3                        Changes to the Parties

(a)                                  No Charging Company may assign any of its rights under this Deed.

(b)                                 The Collateral Agent may assign or transfer all or any part of its rights under this Deed pursuant to the resignation or removal of the Collateral Agent in accordance with the Revolving Facility Agreement.  Each Charging Company shall, immediately upon being requested to do so by the Collateral Agent, enter into such documents as may be necessary or desirable to effect such assignment or transfer.

27.4                        Memorandum and articles

Each Charging Company certifies that the Security does not contravene any of the provisions of the memorandum or articles of association of that Charging Company.

27.5                        Tacking

(a)                                  Each Finance Party shall perform its obligations under the Revolving Facility Agreement (including any obligation to make available further advances).

(b)                                 This Deed secures advances already made and further advances to be made.

27.6                        The Land Registry

(a)                                  Each Charging Company shall apply to the Chief Land Registrar for a restriction in the following terms to be entered on the Register of Title relating to any property registered at the Land Registry (or any unregistered land subject to first registration) and against which this Deed may be noted:

“No disposition of the registered estate by the proprietor of the registered estate is to be registered without a written consent signed by the proprietor for the time being of the charge dated •  2005 (the “Charge”) in favour of CapitalSource Finance LLC (as Collateral Agent) referred to in the charges register.”

(b)                                 Each Charging Company:

(i)                                     authorises the Collateral Agent to make any application which the Collateral Agent deems appropriate for the designation of this Deed, the Revolving Facility Agreement or any other Loan Document as an exempt information document under rule 136 of the Land Registration Rules 2003;

(ii)                                  shall use its best endeavours to assist with any such application made by or on behalf of the Collateral Agent; and

(iii)                               shall notify the Collateral Agent in writing as soon as it receives notice of any person’s application under rule 137 of the Land Registration Rules 2003 for the disclosure of this Deed, the Revolving Facility Agreement or any other Loan Document following its designation as an exempt information document.

(c)                                  No Charging Company shall make any application under rule 138 of the Land Registration Rules 2003 for the removal of the designation of any such document as an exempt information document.

(d)                                 Each Charging Company shall promptly make all applications to and filings with the Land Registry which are necessary or desirable under the Land Registration Rules to protect the Security.

(e)                                  No Charging Company shall, without the prior written consent of the Collateral Agent, permit any person to be or become registered under the Land Registration Act 2002 as the proprietor of a Security Asset who is not so registered under the Land Registration Act 2002 at the date of this Deed or, in the case of Property acquired after the date of this Deed, at the date of such acquisition.

27.7                        Amendments and waivers

Any provision of this Deed may be amended only if the Collateral Agent and the Charging Companies so agree in writing and any breach of this Deed may be waived before or after it occurs only if the Collateral Agent so agrees in writing. A waiver given or consent granted by the Collateral Agent under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

27.8                        Calculations and certificates

A certificate of the Collateral Agent specifying the amount of any Secured Obligation due from a Charging Company (including details of any relevant calculation thereof) shall be prima facie evidence of such amount against each Charging Company in the absence of manifest error.

27.9                        Waiver, rights and remedies

No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Lender Party, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided are cumulative and not exclusive of any rights or remedies provided by law.

28.                               NOTICES

28.1                        Communications in writing

Any communication to be made under, or in connection with, this Deed shall be made in writing and, unless otherwise stated, may be made by fax or letter (but not by email).

28.2                        Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is:

(a)                                  in the case of each Charging Company, that identified with its name below; and

(b)                                 in the case of the Collateral Agent, that identified with its name below,

or any substitute address, fax number or department or officer as any Charging Company may notify to the Collateral Agent (or the Collateral Agent may notify to the Charging Companies, if a change is made by the Collateral Agent) by not less than five Business Days’ notice.

28.3                        Delivery

Clause 12.5 (Notice) of the Revolving Facility Agreement shall apply mutatis mutandis as if set out in this Deed.

28.4                         Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 28.2 (Addresses) or changing its own address or fax number, the Collateral Agent shall notify the Agent.

28.5                        English language

(a)                                  Any notice given under, or in connection with, this Deed must be in English.

(b)                                 All other documents provided under or in connection with this Deed must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

29.                               ACCESSION

Each Charging Company irrevocably authorises the Company to agree to, and execute as a deed, any duly completed Accession Deed as agent for and on behalf of such Charging Company.

30.                               PARTIAL INVALIDITY

All the provisions of this Deed are severable and distinct from one another and if at any time any provision is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

31.                               RELEASE

Upon the expiry of the Security Period (but not otherwise) the Collateral Agent and each other Lender Party shall, at the request and cost of the Charging Companies, take whatever action is necessary to release or re-assign (without recourse or warranty) the Security Assets from the Security.

32.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

33.                               GOVERNING LAW

This Deed is governed by English law.

IN WITNESS of which this Deed has been duly executed by each of the Initial Charging Companies as a deed and duly executed by the Collateral Agent and has been delivered on the date written at the beginning of this Deed.

SCHEDULE 1

Initial Charging Companies

Company name	Company number
Evolving Systems Holdings Limited	5272751
Evolving Systems Limited	2325854

SCHEDULE 2

Details of Security Assets

Part 1 - Property

Registered land
Charging Company	Address	County/District/London Borough	Title number

None

Unregistered land
Charging Company	Address	Document describing the Property
		Date	Document	Parties
None

Part 2 - Charged Securities

Charging Company	Name of company in which shares are held	Class of shares held	Number of shares held	Issued share capital
Evolving Systems Holdings Limited	Evolving Systems Limited	Ordinary	1,488,205	74,410.25
	Evolving Systems Limited	New Ordinary	180,703	9,035.15
	Evolving Systems Limited	Deferred Ordinary	1,475,104	73,755.20

Part 3 - Intellectual Property

Trade Marks

BWT Ref	Country	Applicant	Mark	Registration Number	Classes	Date of Registration	Status
T31910/001	Community	Tertio Limited	Evident	1620657	09, 16, 38, 42	10/02/2003	Registered/Granted
T29846/000	Community	Tertio Limited	Tertio	1023795	09, 16, 38, 42	05/10/2000	Registered/Granted
T29845/000	Community	Tertio Limited	Provident	1022870	09, 16, 38, 42	06/08/2000	Registered/Granted
T30021/001	United Kingdom	Tertio Limited	Evident	2175390	09, 16, 38, 42	20/08/1998	Registered/Granted
T30021/000	United Kingdom	Tertio Limited	Evident	2103764	09, 38	27/06/1996	Registered/Granted
T29846/003	United Kingdom	Tertio Limited	Tertio	2175389	09, 16, 38, 42	20/08/1998	Registered/Granted
T29846/002	United Kingdom	Tertio Limited	Tertio	1578744	42	20/07/1994	Registered/Granted
T29846/001	United Kingdom	Tertio Limited	Tertio	2010862	38	10/02/1995	Registered/Granted
T29845/001	United Kingdom	Tertio Limited	Provident	2184361	09, 16, 38, 42	14/12/1998	Registered/Granted
	United Kingdom	Tertio Limited	Tertio Technology with Business Sense	2175453	9, 16, 38, 42	28/01/2000	Registered/Granted
	United Kingdom	Tertio Limited	Stylized Keyboard Design	2201294	9, 16, 38, 42	25/06/1999	Registered/Granted

BWT Ref	Country	Applicant	Mark	Registration Number	Classes	Date of Registration	Status
	United Kingdom	Tertio Limited	Observant	2175386	9, 16, 38, 42	20/08/1998	Registered/Granted
	United Kingdom	Tertio Limited	Observant	2142970	9, 16, 38, 42	22/08/1997	Registered/Granted
	European Community	Tertio Limited	Stylized Keyboard Design	1225598	9, 16, 42	21/06/2000	Registered/Granted
	European Community	Tertio Limited	Observant	681585	9, 16, 38, 42	26/12/1999	Registered/Granted

Part 4 - Relevant Contracts

Charging Company	Date of Relevant Contract	Parties	Details of Relevant Contract

None

Part 5 - Insurances

Charging Company	Insurer	Insured risks	Policy number

None

SCHEDULE 3

Form of notice to and acknowledgement from bank operating Security Accounts

To: The Royal Bank of Scotland plc
Thames Valley Corporate
4 Abbey Gardens
Abbey Street
Reading
RG1 3BA

Dated: • 2005

Dear Sirs

Re:	Account Holder: Evolving Systems Holdings Ltd and Evolving Systems Ltd (the “Charging Companies”)
Security Account Nos: 00366661 (the “Security Account[•s]”)
Account Branch: Thames Valley Corporate, 4 Abbey Gardens, Abbey Street, Reading RG1 3BA

1.                                       We give notice that, by a debenture dated November 2005 (the “Debenture”), we have charged to CAPITALSOURCE FINANCE LLC (the “Collateral Agent”) as Collateral Agent for certain banks and others (as specified in the Debenture) all our present and future right, title and interest in and to:

(a)                                  the Security Accounts, all monies from time to time standing to the credit of the Security Accounts and all additions to or renewals or replacements thereof (in whatever currency); and

(b)                                 any other account from time to time maintained with you by each Charging Company and all monies at any time standing to the credit of such accounts,

(together the “Charged Accounts”) and to all interest from time to time accrued or accruing on the Charged Accounts, any investment made out of any such monies or account and all rights to repayment of any of the foregoing by you.

2.                                       We advise you that until you receive a notice from the Collateral Agent to the contrary, under the terms of the Debenture, we are entitled to withdraw any monies from the Security Accounts from time to time subject to no Enforcement Event having occurred and continuing.  Following an Enforcement Event, and where the Collateral Agent has given notice to you, we shall only be entitled to withdraw monies from the Security Account in accordance with directions from the Collateral Agent.

3.                                       We agree that you are not bound to enquire whether the right of the Collateral Agent to withdraw any monies from any Charged Account has arisen or be concerned with (a) the propriety or regularity of the exercise of that right or (b) notice to the contrary or (c) or to be responsible for the application of any monies received by the Collateral Agent.

4.                                       This notice may only be revoked or amended with the prior written consent of the Collateral Agent.

5.                                       Please confirm by completing the enclosed copy of this notice and returning it to the Collateral Agent (with a copy to each Charging Company) that:

(a)                                  you agree to comply with this notice;

(b)                                 you have not, at the date this notice is returned to the Collateral Agent, received notice of any assignment or charge of or claim to the monies standing to the credit of any Charged Account or the grant of any security or other interest over those monies or any Charged Account in favour of any third party and you will notify the Collateral Agent promptly if you should do so in the future; and

(c)                                  you do not at the date of this notice and will not in the future exercise any right to combine accounts or any rights of set-off or lien or any similar rights in relation to the monies standing to the credit of the Charged Accounts.

6.                                       This notice (and any acknowledgement) is governed by English law.

Yours faithfully

for and on behalf of
EVOLVING SYSTEMS HOLDING LTD

for and on behalf of
EVOLVING SYSTEMS LTD

Countersigned by

for and on behalf of
CAPITALSOURCE FINANCE LLC

[On copy]

To:	CapitalSource Finance LLC
as Collateral Agent
4445 Willard Avenue
12th Floor
Chevy Chase
Maryland
20815

Copy to:	Evolving Systems Holding Ltd
Evolving Systems Ltd

We acknowledge receipt of the above notice. We confirm and agree:

(a)                                  that the matters referred to in it do not conflict with the terms which apply to any Charged Account; and

(b)           the matters set out in paragraphs 5(a) to 5(c) in the above notice.

for and on behalf of
The Royal Bank of Scotland plc

Dated: •         200•

SCHEDULE 4

Form of notice to and acknowledgement by party to Relevant Contract

To:          [•Insert name and address of relevant party]

Dated: •200•

Dear Sirs

Re: [•describe Relevant Contract] dated [•DATE] 200• between (1) you and [•specify parties] and (2) [•Name of Charging Company] (the “Charging Company”) (the ”Agreement[•s]”)

1.                                       We give notice that, by a debenture dated [•DATE] 2005 (the ”Debenture”), we have assigned to CAPITALSOURCE FINANCE LLC (the ”Collateral Agent”) as Collateral Agent for certain banks and others (as specified in the Debenture) all our present and future right, title and interest in and to [•insert details of Relevant Contract] (together with any other agreement supplementing or amending the same, the ”Agreement”) including all rights and remedies in connection with the Agreement and all proceeds and claims arising from the Agreement.

2.                                       We irrevocably authorise and instruct you from time to time:

(a)                                  to disclose to the Collateral Agent without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Agreement as the Collateral Agent may at any time and from time to time request;

(b)                                 to pay from time to time due and payable by you to us under the Agreement at the direction of the Collateral Agent;

(c)                                  to pay or release all or any part of the sums from time to time due and payable by you to us under the Agreement only in accordance with the written instructions given to you by the Collateral Agent from time to time;

(d)                                 to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to us from time to time under the Agreement or the debts represented thereby which you receive at any time from the Collateral Agent without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(e)                                  to send copies of all notices and other information given or received under the Agreement to the Collateral Agent.

3.                                       We are not permitted to receive from you, otherwise than through the Collateral Agent, any amount in respect of or on account of the sums payable to us from time to time under the Agreement or to agree any amendment or supplement to, or waive any obligation under, the Agreement without the prior written consent of the Collateral Agent.

4.                                       This notice may only be revoked or amended with the prior written consent of the Collateral Agent.

5.                                       Please confirm your agreement to the above by completing the enclosed copy of this notice and returning it to the Collateral Agent (with a copy to us) that:

(a)                                  you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice;

(b)                                 you have not, at the date this notice is returned to the Collateral Agent, received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Agreement or any proceeds thereof and you will notify the Collateral Agent promptly if you should do so in future;

(c)                                  you will not permit any sums to be paid to us or any other person under or pursuant to the Agreement without the prior written consent of the Collateral Agent;

(d)                                 you will not exercise any right to terminate the Agreement without the prior written consent of the Collateral Agent.

6.                                       This notice (and any acknowledgement) is governed by English law.

Yours faithfully,

For itself and on behalf of
EVOLVING SYSTEMS HOLDINGS LIMITED
EVOLVING SYSTEMS LIMITED

[On copy]

To:	CapitalSource Finance LLC
as Collateral Agent

Copy to:	Evolving Systems Holdings Limited
Evolving Systems Limited

We acknowledge receipt of the above notice and consent and agree to its terms.  We confirm and agree to the matters set out in paragraphs 5(a) to 5(d) in the above notice.

For on behalf of
[•Name of relevant party]

Dated:• 200•

SCHEDULE 5

Form of notice to and acknowledgement by insurers

To:          [•Insert name and address of insurer]

Dated: •200•

Dear Sirs

[•Describe insurance policies] dated [•DATE] 200• between (1) you and (2) [•NAME OF CHARGING COMPANY] (the “Charging Company”) (the “Polic[•y][•ies]”)

1.                                       We give notice that, by a debenture dated [•DATE]200• (the “Debenture”), we have [•assigned] to CAPITALSOURCE FINANCE LLC (the “Collateral Agent”) as Collateral Agent for certain banks and others (as specified in the Debenture) all our present and future right, title and interest in and to the Policies (together with any other agreement supplementing or amending the same, the “Policies”) including all rights and remedies in connection with the Policies and all proceeds and claims arising from the Policies.

2.                                       We irrevocably authorise and instruct you from time to time:

(a)                                  to disclose to the Collateral Agent without any reference to or further authority from us (and without any enquiry by you as to the justification for such disclosure), such information relating to the Policies as the Collateral Agent may at any time and from time to time request;

(b)                                 to pay sums from time to time due and payable by you to us under the Policies at the direction of the Collateral Agent;

(c)                                  to pay or release all or any part of the sums from time to time due and payable by you to us under the Policies only in accordance with the written instructions given to you by the Collateral Agent from time to time;

(d)                                 to comply with any written notice or instructions in any way relating to, or purporting to relate to, the Debenture, the sums payable to us from time to time under the Policies or the debts represented thereby which you receive at any time from the Collateral Agent without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction; and

(e)                                  to send copies of all notices and other information given or received under the Policies to the Collateral Agent.

3.                                       We are not permitted to receive from you, otherwise than through the Collateral Agent, any amount in respect of or on account of the sums payable to us from time to time under the Policies or to agree any amendment or supplement to, or waive any obligation under, the Policies without the prior written consent of the Collateral Agent.

4.                                       This notice may only be revoked or amended with the prior written consent of the Collateral Agent.

5.                                       Please confirm by completing the enclosed copy of this notice and returning it to the Collateral Agent (with a copy to us) that:

(a)                                  you accept the instructions and authorisations contained in this notice and you undertake to comply with this notice;

(b)                                 you have not, at the date this notice is returned to the Collateral Agent, received notice of the assignment or charge, the grant of any security or the existence of any other interest of any third party in or to the Policies or any proceeds of them and you will notify the Collateral Agent promptly if you should do so in future;

(c)                                  you will not permit any sums to be paid to us or any other person under or pursuant to the Policies without the prior written consent of the Collateral Agent;

(d)                                 you will not exercise any right to terminate, cancel, vary or waive the Policies or take any action to amend or supplement the Policies without the prior written consent of the Collateral Agent.

6.                                       This notice (and any acknowledgement) is governed by English law.

Yours faithfully

For itself and on behalf of
[EVOLVING SYSTEMS HOLDINGS LIMITED]
[EVOLVING SYSTEMS LIMITED]

[On copy]

To:	CapitalSource Finance LLC
as Collateral Agent

Copy to:	[Evolving Systems Limited]
[Evolving Systems Holdings Limited]

We acknowledge receipt of the above notice and consent and agree to its terms.  We confirm and agree to the matters set out in paragraphs 5(a) to 5(d) in the above notice.

For and on behalf of
[•Name of insurer]

Dated:• 200•

SCHEDULE 8

Form of Accession Deed

THIS ACCESSION DEED is made on	200•

BETWEEN

(1)           THE COMPANY SPECIFIED IN SCHEDULE 1 (the “Acceding Company”);

(2)           [•Name of Company acting as agent for all Charging Companies] (the “Company”); and

(3)           [•Name of Collateral Agent] (the “Collateral Agent”).

BACKGROUND

This Accession Deed is supplemental to debenture dated •  200• and made between (1) the Charging Companies and (2) the Collateral Agent (the “Debenture”).

IT IS AGREED:

1.                                      DEFINITIONS AND INTERPRETATION

(a)                                  Terms defined in, or construed for the purposes of, the Debenture have the same meanings when used in this Accession Deed including the recital to this Accession Deed (unless otherwise defined in this Accession Deed).

(b)                                 Clause 1.2 (Interpretation) of the Debenture shall apply with any necessary changes to this Accession Deed as if it were set out in full in this Accession Deed.

2.                                      ACCESSION OF THE ACCEDING COMPANY

(a)                                  By its execution of this Accession Deed, the Acceding Company unconditionally and irrevocably undertakes to and agrees with the Collateral Agent to observe and be bound by the Debenture and grants and creates the charges, mortgages, assignments and other security which are stated to be granted or created by the Debenture as if it had been an original party to the Debenture as one of the Charging Companies.

(b)                                 Without prejudice to the generality of clause 2(a), the Acceding Company:

(i)                                     (jointly and severally with the other Charging Companies) covenants in the terms set out in clause 3 (Covenant to pay) to the Debenture; and

(ii)                                  with full title guarantee, charges and assigns (and agrees to charge and assign) to the Collateral Agent for the payment and discharge of the Secured Obligations, all its property, assets and undertaking on the terms set out in clauses 4 (Grant of security), 5 (Fixed security) and 6 (Floating charge) of the Debenture, including (without limiting the generality of the foregoing):

(A)                              by way of first legal mortgage all the freehold and leasehold Property (if any) vested in or charged to the Acceding Company (including without limitation, the property specified in part 1 of schedule 2 (Details of Security Assets), together with all buildings and fixtures (including trade fixtures) at any time thereon;

(B)                                by way of first fixed charge all the Charged Securities (including, without limitation, those specified in part 2 of schedule 2 (Details of Security Assets)) together with all Related Rights from time to time accruing thereto;

(C)                                by way of first fixed charge all Intellectual Property (including, without limitation, the Intellectual Property specified in part 3 of schedule 2 (Details of Security Assets));

(D)                               by way of assignment the Relevant Contracts (including, without limitation, those specified in part 4 of schedule 2 (Details of Security Assets)), all rights and remedies in connection with the Relevant Contracts and all proceeds and claims arising therefrom; and

(E)                                 by way of assignment the Insurances (including, without limitation those specified in part 5 of schedule 2 (Details of Security Assets)), all claims under the Insurances and all proceeds of the Insurances.

(c)                                  Pursuant to clause 30 of the Debenture (Accession), the Company, as agent for itself and the existing Charging Companies, consents to the accession of the Acceding Company to the Debenture on the terms of clauses 2(a) and 2(b) and agrees that the Debenture shall after the date of this Accession Deed be read and construed as if the Acceding Company had been named in the Debenture as a Charging Company.

3.                                      INTERPRETATION

This Accession Deed shall be read as one with the Debenture, so that all references in the Debenture to “this Deed”, and similar expressions shall include references to this Accession Deed.

4.                                      COUNTERPARTS

This Accession Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Accession Deed.

5.                                      THIRD PARTY RIGHTS

A person who is not a party to this Accession Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Accession Deed.

6.                                      GOVERNING LAW

This Accession Deed is governed by English law.

IN WITNESS of which this Accession Deed has been duly executed by the Acceding Company and the Company as a deed and duly executed by the Collateral Agent and has been delivered on the date written at the beginning of this Accession Deed.

SCHEDULE 1

The Acceding Company

Company name	Company number
•	•

SCHEDULE 2

Details of Security Assets

Part 1 - Property

Registered land
Address	County/District/London Borough	Title number

•	•	•

Unregistered land
Document describing the Property
Address	Date	Document	Parties
•	•	•	•

Part 2 - Charged Securities

Name of company in which shares are held	Class of shares held	Number of shares held	Issued share capital
•	•	•	•
•	•	•	•
•	•	•	•

Part 3 - Intellectual Property

[•INSERT DETAILS]

Part 4 - Relevant Contracts

Date of Relevant Contract	Parties	Details of Relevant Contract
[•DATE] 200•	•	•

Part 5 - Insurances

Insurer	Insured risks	Policy number
•	•	•
•	•	•

EXECUTION PAGE

(Accession Deed)

EXECUTION PAGES

THE INITIAL CHARGING COMPANIES

EXECUTED as a deed (but not delivered	)
until the date of this Deed) by	)
EVOLVING SYSTEMS HOLDINGS, LTD.	)
acting by:	)

	Director	/s/Brian R. Ervine

	Secretary	/s/Anita T. Moseley

Address:	9777 Pyramid Court
Suite 100
Englewood Co 80112

Facsimile No:	(303) 802-1138

Attention:	Anita Moseley
Senior Vice President)

EXECUTED as a deed (but not delivered	)
until the date of this Deed) by	)
EVOLVING SYSTEMS, LTD.	)
acting by:	)

	Director	/s/Brian R. Ervine

	Secretary	/s/Anita T. Moseley

Address:	9777 Pyramid Court
Suite 100
Englewood Co 80112

Facsimile No:	(303) 802-1138

Attention:	Anita Moseley
Senior Vice President)

THE COLLATERAL AGENT

SIGNED by )
)
for and on behalf of )
	CAPITALSOURCE FINANCE LLC )	/s/ Steven A. Museles
Signature

Address:	4445 Willard Avenue
12th Floor
Chevy Chase
Maryland 20815

Facsimile No:	(301) 841 2313

Attention:	Corporate Finance Group
Portfolio Manager